Exhibit 21.1
Bloom Energy Corporation
Subsidiaries*
Name of Subsidiary                                Jurisdiction

Bloom Energy (India) Pvt. Ltd                        India
Bloom SK Fuel Cell, LLC                            South Korea

*Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Bloom Energy Corporation are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this Annual Report on Form 10-K.